NEWS RELEASE
BROOKFIELD HOMES CORPORATION REPORTS ON
TENDER OFFER RESULTS TO DATE
Del Mar, California, November 15, 2005 — (BHS: NYSE) Brookfield Homes Corporation, in accordance with its previously announced tender offer for up to 3,000,000 shares of its outstanding common stock, today announced that 11,651,491 shares have been tendered by stockholders other than Brookfield Asset Management Inc. (formerly Brascan Corporation), the major stockholder of Brookfield Homes. Brookfield Asset Management has previously indicated that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders.
The tender offer expires at 5:00 p.m., New York City time, on November 15, 2005, unless extended. If the number of shares properly tendered is greater than the number sought, purchases will be made on a pro rata basis, except for odd lots. The company reserves the right, in its sole discretion, to increase the number of shares purchased subject to compliance with applicable law.
Brookfield Homes’ Board of Directors has approved the tender offer. However, neither Brookfield Homes nor its Board of Directors is making any recommendation whether stockholders should tender or refrain from tendering their shares. Stockholders must decide whether to tender their shares and, if so, how many shares to tender. Stockholders may wish to discuss with their broker or other financial or tax advisor whether to tender their shares.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF BROOKFIELD HOMES’ COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY BROOKFIELD HOMES’ COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS. STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS CAN BE OBTAINED FOR FREE BY CALLING THE INFORMATION AGENT, MELLON INVESTOR SERVICES LLC AT 1-800-261-8066. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE AT BROOKFIELD HOMES’ WEBSITE WWW.BROOKFIELDHOMES.COM, OR THE SEC’S WEBSITE AT WWW.SEC.GOV.
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com